EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955


           ORYX TECHNOLOGY CORP. COMPLETES $625,000 PRIVATE PLACEMENT

SAN JOSE, CA (August 1, 2003) -- Oryx Technology Corporation (OTCBB: ORYX), a technology licensing, investment and management services company, today announced the completion of a private placement of 625,000 shares of its common stock at a purchase price $1.00 per share with a group of investors, resulting in cash proceeds to Oryx of $625,000. The investors also received warrants to purchase an additional 156,250 shares of Oryx common stock at a purchase price of $3.00 per share.

"I am very pleased we were able to secure this financing in a very difficult market. The proceeds of the financing will be used to support our investment activity with our portfolio company S2 Technologies and our SurgX activities. I believe both of these opportunities offer long term value to our stockholders, as S2 Technologies continues to capture new customers and sales of SurgX products from our licensees continue to increase," said Phil Micciche, Chairman and Chief Executive Officer of Oryx.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

Oryx Company Profile

Headquartered in San Jose, California, Oryx Technology Corporation is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on the OTC Bulletin Board under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety

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of factors.  Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal year ended February 28, 2003, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx
products,   adverse  business  conditions,   dependence  on  licensees  of  Oryx
technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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